Exhibit 99.1

NEWS RELEASE

Enbridge Inc. Announces Election of Directors

CALGARY, ALBERTA, May 5, 2021 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) held its Annual Meeting of Shareholders today. On a vote by ballot during the regular business proceedings at the meeting, shareholders approved the election of all 11 nominated directors proposed by management as listed in the Management Information Circular dated March 2, 2021. The detailed results of the vote for the election of directors are set out below.

	Votes For		Votes Withheld
	#	%	#	%
Pamela L. Carter	1,026,735,952	88.92	127,933,337	11.08
Marcel R. Coutu	905,791,449	78.44	248,901,234	21.56
Susan M. Cunningham	1,124,263,081	97.36	30,429,609	2.64
Gregory L. Ebel	1,006,918,694	87.20	147,774,068	12.80
J. Herb England	1,097,733,764	95.07	56,958,919	4.93
Gregory J. Goff	1,123,154,409	97.27	31,537,352	2.73
V. Maureen Kempston Darkes	1,114,944,283	96.56	39,748,478	3.44
Teresa S. Madden	1,135,741,737	98.36	18,951,025	1.64
Al Monaco	1,135,429,123	98.33	19,263,639	1.67
Stephen S. Poloz	1,149,252,784	99.53	5,439,977	0.47
Dan C. Tutcher	1,133,684,995	98.18	21,006,767	1.82

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

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